Exhibit 10.2

AMENDMENT TO THE

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is made December 16, 2008, between News America Incorporated, a Delaware corporation (the “Company”) and Peter Chernin (the “Executive”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to them in the Employment Agreement (as defined below).

WITNESSETH:

WHEREAS, the Company and the Executive have previously entered into an Amended and Restated Employment Agreement by and between the Company and the Executive dated August 1, 2004, as amended on August 10, 2005, September 8, 2005 and August 8, 2006 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to further amend the Employment Agreement to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to make certain other technical updates to the Employment Agreement.

NOW, THEREFORE, the parties agree to amend the Employment Agreement, effective as of the date hereof, as follows:

1.	The defined term “News Corp.” under the Employment Agreement shall be amended to refer to News Corporation, a Delaware corporation.

2.	Section 3(b)(viii)(C) of the Employment Agreement shall be amended to add a new last sentence thereof to read as follows:

“For purposes of this Section 3(b)(viii)(C) and Section 1(vii)(C) under the Exhibit A referenced under Section 3(b)(ix) hereof, to the extent that any Restricted Stock Units constitute deferred compensation subject to Section 409A of the Code, (i) payment of Restricted Stock Units shall be subject to Section 21 hereof, (ii) payment of the Restricted Stock Units shall be accelerated upon the Executive’s Disability only to the extent that the Executive is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code (although the Restricted Stock Units shall be deemed fully vested upon the occurrence of any Disability, without regard to whether the Executive is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code), (iii) any Restricted Stock Units that are or become vested prior to or at the time of the Executive’s separation from service (within the meaning of Section 409A of the Code) shall be paid to the Executive within 15 business days after the date of such separation from service and (iv) any Restricted Stock Units that are not otherwise paid out or forfeited in connection with the Executive’s separation from service (including Restricted Stock Units that continue to vest during the period that any post-employment production agreements remain in effect) shall be paid to the Executive on the normally scheduled payment date(s).”

3.	Section 5(c) of the Employment Agreement shall be amended to add a new last sentence thereof to read as follows:

“Notwithstanding the foregoing, (i) no amounts shall be paid to the Trust at any time when such payments would subject the Executive to additional taxation pursuant to Section 409A(b)(3) of the Code and (ii) the payment of pension and savings account benefits pursuant to this Section 5 shall be subject to Section 21.”

4.	Section 7(b) shall be amended to add a new clause (viii) thereunder to read as follows:

“Notwithstanding the foregoing, in the event the Executive becomes entitled to receive the payment described under Section 7(b)(ii), (A) such payment to the Executive shall automatically be delayed until the date that is six months following the Executive’s termination of employment and the provisions set forth under Section 21 shall apply to such payment (without regard to whether such amounts would actually be considered deferred compensation subject to Section 409A of the Code) and (B) within 10 days following the Executive’s termination of employment the amount of the required payment under Section 7(b)(ii) shall be paid to the Trust described under Section 5(c) (subject to the last sentence under Section 5(c)).”

5.	Section 15(ii) of the Employment Agreement (regarding notice requirements) shall be amended to delete the reference therein to “Kenneth C. Edgar, Jr., Esq.,” and to insert in lieu thereof, “Brian D. Robbins, Esq.”

6.	Section 19 of the Employment Agreement shall be amended to add a new last sentence thereof to read as follows:

“Notwithstanding any benefit accruals that the Executive may be entitled to receive during the term of any production agreements pursuant to this Section 19, to the extent that any payments of deferred compensation subject to Section 409A of the Code are or become payable pursuant to the terms of the relevant plans or arrangements on a date determined by reference to the date of the Executive’s separation from service, the timing of such payments shall remain linked to the occurrence of the Executive’s separation from service within the meaning of Section 409A of the Code.”

7.	A new Section 21 of the Employment Agreement shall be added as follows:

“Section 409A. This Agreement is intended to comply with Section 409A of the Code and will be interpreted accordingly. References under this Agreement to the Executive’s termination of employment shall be deemed to refer to the date upon which the Executive has experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of the Executive’s separation from service with the Company the Executive is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder or payable under any other compensatory arrangement between the Executive and the Company or any of its affiliates as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s separation from service (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section 21 shall be paid to the Executive in a lump sum and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax. Any payments deferred pursuant to the preceding sentence (other than amounts that will accrue earnings under the Trust during such deferral period) shall be paid together with interest thereon at a rate equal to the applicable Federal rate for short-term instruments. To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Additionally, to the extent that the Executive’s receipt of any in-kind benefits from the Company or its affiliates must be delayed pursuant to this Section 21 due to his status as a “specified employee”, the Executive may elect to instead purchase and receive such benefits during the period in which the provision of benefits would otherwise be delayed by paying the Company (or its affiliates) for the fair market value of such benefits (as determined by the Company in good faith) during such period. Any amounts paid by the Executive pursuant to the preceding sentence shall be reimbursed to the Executive (with interest thereon) as described above on the date that is six months following his separation from service. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with the Executive in good faith regarding the implementation of the provisions of this Section 21. Without limiting the generality of the foregoing, Executive shall notify the Company if he believes that any provision of this Agreement (or of any award of compensation, including equity compensation, or benefits) would cause the Executive to incur any additional tax under Code Section 409A and, if the Company concurs with such belief after good faith review or the Company independently makes such determination, then the Company shall, after consulting with the Executive, use reasonable best efforts to reform such provision to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.”

8.	In all other respects, the Employment Agreement shall remain in full force and effect.

9.	This Amendment may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original Amendment, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Employment Agreement, effective as of the day and the year first set forth above.

NEWS AMERICA INCORPORATED

By:	/s/ Lawrence A. Jacobs
	Name:	Lawrence A. Jacobs
	Title:	Senior Executive Vice President and Group General Counsel

EXECUTIVE

/s/ Peter Chernin
Peter Chernin

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